Exhibit 10.20

FIRST AMENDMENT
TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 16, 2004 (this “Amendment”), is made among MQ ASSOCIATES, INC., a Delaware corporation (“Holdings”), MEDQUEST, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement referred to below) identified on the signature pages hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

A.                                   Holdings, the Borrower, the Lenders, JPMorgan Chase Bank, as Syndication Agent, Wachovia and General Electric Capital Corporation, as Co-Documentation Agents, and Wachovia, as Administrative Agent, are parties to an Amended and Restated Credit Agreement, dated as of September 3, 2003 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein.  Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B.                                     Holdings and the Borrower have requested that the Required Lenders agree to make certain amendments to the Credit Agreement to permit, among other things and subject to the terms and conditions set forth herein, the issuance by Holdings from time to time of Specified Holdings Securities (as defined below).  The Required Lenders have agreed to make such amendments upon the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Defined Terms.

(a)                                  The following defined terms are hereby added to Section 1.1 of the Credit Agreement in proper alphabetical order:

“ ‘Catch-Up Payments’: with respect to any issue of Specified Holdings Securities, the payment in cash of all or any portion of the accrued and unpaid interest (including, if necessary, capitalized interest and pay-in-kind interest) and original issue discount on such Specified Holdings Securities (with such accrued and unpaid interest and original issue discount calculated to the end of the first accrual period following the fifth anniversary of the date of issuance thereof) in excess of the Maximum Accrual with respect thereto, if such a payment is required or permitted to be made pursuant to the terms of such Specified Holdings Securities which amount shall not be less than the minimum amount necessary to ensure that such Specified Holdings Securities are not issued with “significant original issue discount” with the meaning of Section 163(i)(2) of the Code.”

“ ‘Consolidated Holdings Total Debt’: at any date, the aggregate principal amount of all Indebtedness, without duplication, of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding Indebtedness of the type described in clause (f) of the definition thereof and, to the extent relating to such clause (f), the types described in clauses (h) and (i) of the definition thereof, unless such Indebtedness has been fully liquidated and is no longer a contingent obligation.”

“ ‘First Amendment’: the First Amendment to Amended and Restated Credit Agreement, dated as of August 16, 2004, among Holdings, the Borrower, the Lenders party thereto and the Administrative Agent.”

“ ‘Holdings Leverage Ratio’: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Holdings Total Debt on such day to (b) Consolidated EBITDA for such period.”

“ ‘Maximum Accrual’: with respect to any issue of Specified Holdings Securities, an amount equal to the product of (i) the initial issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of such Specified Holdings Securities and (ii) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of such Specified Holdings Securities.”

“ ‘Specified Holdings Securities’: unsecured notes and/or Disqualified Capital Stock issued by Holdings, in one or more series from time to time, together with any accretion in the principal amount or liquidation value thereof and any pay-in-kind notes or Capital Stock issued for the payment of interest or dividends thereon.”

(b)                                 The definition of “Consolidated Fixed Charges” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“ ‘Consolidated Fixed Charges’: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Consolidated Lease Expense for such period, (c) income tax expenses for the Borrower and its Subsidiaries for such period paid in cash, (d) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries, and (e) the aggregate (without duplication) of all Restricted Payments made by the Borrower or any of its Subsidiaries during such period pursuant to Sections 7.6(h)(i) and 7.6(h)(ii).”

(c)                                  The definition of “Excess Cash Flow” set forth in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of clause (b)(ix) thereof and (ii) adding the following immediately before the period at the end thereof:

“, and (xi) the aggregate amount of dividends and other distributions actually paid by the Borrower and its Subsidiaries (without duplication) in cash during such period to Holdings in accordance with Section 7.6(h)”

2.                                       Certain Information.  Section 6.2 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of clause (f) thereof, (ii) replacing the period at the end of clause (g) thereof with a semicolon and adding the word “and” immediately thereafter, and (iii) adding a new clause (h) thereof as follows:

“(h)                           promptly upon execution and/or delivery thereof, copies of any indenture, purchase agreement and other material documents and instruments entered into by Holdings and any offering memorandum or prospectus distributed by Holdings in connection with the issuance of any Specified Holdings Securities.”

3.                                       Financial Covenants.

(a)                                  Section 7.1(a) of the Credit Agreement is hereby amended by adding the words “and thereafter” immediately after the words “March 31, 2007” in the last row of the Consolidated Leverage Ratio table set forth therein.

(b)                                 Section 7.1(c) of the Credit Agreement is hereby amended by adding the words “and thereafter” immediately after the words “March 31, 2007” in the last row of the Consolidated Fixed Charge Coverage Ratio table set forth therein.

4.                                       Indebtedness.  Section 7.2 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of clause (j) thereof, (ii) replacing the period at the end of clause (k) thereof with a semicolon and adding the word “and” immediately thereafter, and (iii) adding a new clause (l) thereof as follows:

“(l)                               Indebtedness of Holdings in respect of Specified Holdings Securities, so long as (i) on the date of incurrence thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) after giving Pro Forma Effect in the calculation of Consolidated Holdings Total Debt to the incurrence thereof, the use of the proceeds thereof to repay Indebtedness and any Indebtedness repaid since the end of the last fiscal quarter ending prior to the incurrence thereof for which financial statements have been delivered to the Lenders, the Holdings Leverage Ratio (as calculated as of the end of the last fiscal quarter ending prior to the incurrence of Indebtedness in respect of such Specified Holdings Securities for which financial statements have been delivered to the Lenders) does not exceed 5.75 to 1.0, and (iii) such Indebtedness has a final maturity date at least 91 days after, and does not provide for any scheduled payments of principal thereon or (other than pursuant to customary requirements to make prepayment or redemption offers upon asset sales or change of control events) any mandatory redemption or redemption at the option of the holder thereof (in whole or in part) prior to, the later of the Tranche B Term Maturity Date and the latest Incremental Term Maturity Date.  For purposes of clarification, the conditions in clauses (i)-(iii) in the immediately preceding sentence shall not apply to any accretion in the principal amount or liquidation value of any Specified Holdings Securities or any pay-in-kind notes or Capital Stock issued for the payment of interest or dividends thereon.”

5.                                       Restricted Payments.  Section 7.6 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of clause (e) thereof, (ii) replacing the period at the end of clause (f) thereof with a semicolon and adding the word “and” immediately thereafter, and (iii) adding new clauses (g) and (h) thereof as follows:

“(g)                           Holdings may at any time and from time to time pay dividends or make other distributions on, or repurchase or redeem, shares of its Qualified or Disqualified Capital Stock with the proceeds of any issuance of Specified Holdings Securities permitted under Section 7.2(l) or the issuance of any Qualified Capital Stock or, with respect to dividends or other distributions on shares of Disqualified Capital Stock, in shares of Disqualified Capital Stock permitted under Section 7.2(l); and

(h)                                 so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom:

(i)                                     the Borrower may, from time to time at any time after August 16, 2008, pay dividends or make other distributions to Holdings to permit Holdings to, and Holdings may, make required cash interest or dividend payments with respect to Specified Holdings Securities;

(ii)                                  the Borrower may at any time and from time to time pay dividends or make other distributions to Holdings, which dividends or other distributions may be used by Holdings to pay dividends and make other distributions on, or repurchase or redeem, shares of its Capital Stock, to make payments in respect of Indebtedness permitted to be incurred hereunder, or for any other lawful purpose not otherwise prohibited by this Agreement, in an aggregate amount not to exceed $10,000,000 during any fiscal year (it being understood that any unused amounts under this clause (ii) during any fiscal year may be carried forward to the immediately succeeding fiscal year but may not be further carried forward to any subsequent fiscal year); and

(iii)                               the Borrower may, from time to time at any time after August 16, 2008, pay dividends or make other distributions to Holdings to permit Holdings to, and Holdings may, make Catch-Up Payments with respect to Specified Holdings Securities;

so long as after giving Pro Forma Effect to any such payment or distribution by the Borrower in the calculation of Consolidated Fixed Charges thereto (and to any Indebtedness incurred by the Borrower in connection therewith) (x) in each case under clauses (i)-(iii) above, the Borrower would be in compliance with the covenants contained in Section 7.1 as of the end of the last fiscal quarter ending prior to such payment or distribution for which financial statements have been delivered to the Lenders and (y) in the case of clauses (ii) and (iii) above, the sum of (1) the aggregate Available Revolving Commitments of the Lenders at the date of determination and (2) all transferable cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries at such date is not less than $15,000,000 (in each case under clauses (x) and (y) above, as demonstrated by delivery to the Administrative Agent of a certificate of the Borrower to such effect showing such calculation in reasonable detail).”

6.                                       Optional Payments and Modifications of Certain Debt Instruments.

(a)                                  Section 7.8 of the Credit Agreement is hereby amended by adding the following at the end of clause (a) thereof:

“provided that, at any time and from time to time prior to August 15, 2005, the Borrower may redeem in the aggregate up to 35% of the original principal amount of the Senior Subordinated Notes with the Net Cash Proceeds of one or more Equity Offerings received by, or contributed by Holdings to, the Borrower, subject to the applicable terms and conditions of the Senior Subordinated Note Indenture (for this purpose, the terms “Net Cash Proceeds” and “Equity Offerings” have the meanings given to them in the Senior Subordinated Note Indenture);”

(b)                                 Section 7.8 of the Credit Agreement is hereby further amended by adding the words “or any Specified Holdings Securities that are not Disqualified Capital Stock” immediately after the words “Permitted Investor Preferred Stock” in clause (c) thereof.

(c)                                  Section 7.8 of the Credit Agreement is hereby further amended by (i) deleting the word “or” from the end of clause (c) thereof, (ii) replacing the period at the end of clause (d) thereof with a semicolon and adding the word “or” immediately thereafter, and (iii) adding a new clause (e) thereof as follows:

“(e) except as contemplated by Sections 7.6(g) and (h), make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Specified Holdings Securities, except with proceeds of additional Specified Holdings Securities issued by Holdings in accordance with Section 7.2(l), proceeds of Qualified Capital Stock issued by Holdings, or proceeds of dividends or other distributions permitted under Section 7.6(h)(ii).”

7.                                       Transactions with Affiliates.  Section 7.9 of the Credit Agreement is hereby amended by adding the words “(other than any transaction permitted by Section 7.6)” immediately after the words “Enter into any transaction” at the beginning of such Section 7.9.

8.                                       Negative Pledge Clauses.  Clause (b)(ii) of Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(ii) any Indebtedness permitted under Sections 7.2(f), (g), (i) and (l), and”

9.                                       Clauses Restricting Subsidiary Distributions.  Clause (iii)(x) of Section 7.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(x) any Indebtedness permitted under Sections 7.2(f), (g), (i) and (l), and”

10.                                 Events of Default.  Clause (iii) of Section 8(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iii) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents (other than (x) cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section, and (y) cash proceeds of any issuance of Specified Holdings Securities pending application in the manner contemplated by Section 7.6) other than the ownership of shares of Capital Stock of the Borrower or otherwise in connection with or incidental to any of the foregoing;”

11.                                 Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Amendment, each of Holdings and the Borrower hereby represents and warrants to the Lenders as of the First Amendment Effective Date (as hereinafter defined) that:

(a)                                  This Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)                                 No Default or Event or Default has occurred and is continuing.

(c)                                  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the First Amendment Effective Date as if made on and as of the First Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

12.                                 Conditions of Effectiveness.  This Amendment shall become effective as of the date first set forth above upon the satisfaction of the following conditions precedent (the effective date of this Amendment, the “First Amendment Effective Date”):

(a)                                  Execution of Amendment.  The Administrative Agent shall have received an executed counterpart hereof from each of Holdings, the Borrower and the Required Lenders, and an acknowledgment and consent hereto from each of the Subsidiary Guarantors in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                 Approval Fee.  In consideration of this Amendment and the amendments made herein, the Borrower shall have paid to the Administrative Agent, for the account of each Lender executing this Amendment by 5:00 p.m. (New York time) on the First Amendment Effective Date, a fee in the amount of 12.5 basis points (0.125%) on the aggregate principal amount of such Lender’s Revolving Commitment and outstanding Term Loans.

(c)                                  Ratings.  The Administrative Agent shall have received evidence satisfactory to it that, after giving effect to the initial issuance of Specified Holdings Securities (which is expected to be in the form of senior discount notes, (i) the Senior Subordinated Notes shall be rated not lower than “B3” by Moody’s Investors Service, Inc. (“Moody’s”) and not lower than “B-” by Standard & Poor’s Ratings Group (“S&P”), (ii) the Borrower’s issuer rating shall not be lower than “B2” by Moody’s and shall not be lower than “B+” by S&P, and (iii) the Borrower’s senior bank loan debt rating shall not be lower than “B1” by Moody’s and the Term Loan rating shall not be lower than “BB-” by S&P.

13.                                 Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Borrower, Holdings or any other Loan Party under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle the Borrower, Holdings or any other Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  From and after the date hereof, all references to the Credit Agreement or any section or subsection thereof set forth in this Amendment, in any other Loan Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement or such section or subsection as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time.

14.                                 Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

15.                                 Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.                                 Successors and Assigns.  This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

17.                                 Construction.  The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

18.                                 Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

MEDQUEST, INC.

By:	/s/Gene Venesky
Name: Gene Venesky
Title: Chief Executive Officer

MQ ASSOCIATES, INC.

By:	/s/Gene Venesky
Name: Gene Venesky
Title: Chief Executive Officer

(signatures continued on following pages)

Signature Page to First Amendment to Amended and Restated Credit Agreement
MedQuest, Inc.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Leanne Phillips
Name: Leanne S. Phillips
Title: Director

JPMORGAN CHASE BANK

By:	/s/ Thomas T. Hou
Name: Thomas T. Hou
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Steve J. Warner
Name: Steve J. Warner
Title: Duly Authorized Signatory

UBS AG, STAMFORD BRANCH

By:	/s/ Wilfred V. Salmt
Name: Wilfred V. Salmt
Title: Director Banking Products Services, US

By:	/s/ Anthony N. Joseph
Name: Anthony N. Joseph
Title: Associate Director, Banking Products Services, US

Loan Funding VI LLC
By: Blackstone Debt Advisors L.P. As Attorney-in-Fact

By:	/s/ Dean Criares
Name: Dean Criares
Title: Managing Director